Exhibit 10.7

This Branding and Creative Services Agreement (the “Agreement”) is entered into as of October 1, 2024 , by and between: SUN , a Wyoming corporation, with its principal place of business at 10 Lily Pond Lane, East Hampton, New York 11937 (“Company”), and MUY HOUSE , a California corporation, with principal business contacts at CEO@muyhouse.com(mailto:CEO@muy - house.com (“Service Provider”). The Company and the Service Provider may be referred to individually as a “Party” and collectively as the “Parties.” 1. Scope of Services The Service Provider shall provide branding, creative, and advisory services to the Company, which may include, without limitation:  brand positioning and strategic guidance;  market and competitive analysis;  brand and communication advisory services;  feedback, commentary, and recommendations on branding and marketing matters;  preparation of a brand guide based on existing assets;  development and presentation of multiple preliminary design concepts and visual mockups , including logo - related concepts, for evaluation purposes. The Parties acknowledge that certain deliverables may be exploratory in nature and may not be selected for final use. 2. Deliverables and Selection The Service Provider may present multiple concepts, drafts, or mockups as part of the Services. Only those deliverables expressly approved in writing by the Company as final shall be deemed “Final Deliverables.” All concepts, drafts, and mockups not selected by the Company shall remain the exclusive property of the Service Provider and may not be used by the Company. 3. Fees and Payment Terms The Company shall pay the Service Provider a fixed fee of USD $20,000 for the Services. Payment shall be made in full after execution of this Agreement , in accordance with the Service Provider’s invoice.

4. Intellectual Property Rights 1. Ownership Prior to Payment All intellectual property rights in and to the Services and any deliverables, including drafts and Final Deliverables, shall remain with the Service Provider until full payment has been received . 2. Transfer of Rights Upon Payment Upon receipt of full payment, the Service Provider hereby assigns to the Company all right, title, and interest in and to the Final Deliverables only , including all associated intellectual property rights, free and clear of any liens or encumbrances. 3. Excluded Materials Any concepts, drafts, mockups, or materials not selected as Final Deliverables are expressly excluded from the transfer of intellectual property rights and shall remain the property of the Service Provider. 5. Related Party Disclosure The Parties acknowledge that they are related parties. This Agreement has been approved by the Company’s Board of Directors and is entered into on terms believed to be consistent with those that could be obtained from an unaffiliated third party. 6. Confidentiality Each Party agrees to keep confidential any non - public, proprietary, or confidential information received from the other Party in connection with this Agreement, except as required by law or for financial reporting and regulatory disclosure purposes. 7. Representations Each Party represents that it has the authority to enter into this Agreement and perform its obligations hereunder. 8. Governing Law This Agreement shall be governed by and construed in accordance with the laws of the State of California , without regard to its conflict of laws principles.

9. Entire Agreement This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior discussions, negotiations, or agreements, whether written or oral. IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above. SUN By: Name: Michael Ssebugwawo Muyingo Title: CEO MUY HOUSE By: Name: Nicole Muyingo Title: Director & Founder